Exhibit 10.28

FIRST AMENDMENT OF LEASE

This FIRST AMENDMENT OF LEASE is made as of the 1st day of November, 2005 between BELLEMEAD DEVELOPMENT CORPORATION, a Delaware corporation (“Landlord”), having an address c/o The Gale Management Company, L.L.C., Park Avenue at Morris County, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932 and ORCHID CELLMARK INC., a Delaware corporation, having an office at 4390 Route One, Princeton, New Jersey 08540 (hereinafter called “Tenant”) and a Federal Taxpayer Identification Number of 223392819.

W I T N E S S E T H :

WHEREAS:

A. Landlord and Orchid Biosciences, Inc., the name by which Tenant was formerly known, heretofore entered into a certain lease dated December 19, 2000 (said lease as it may have been or may hereafter be amended is hereinafter called the “Lease”) with respect to 21,014 rentable square feet (“Demised Premises”) on the first (1st) floor in the office building known as and located at 4390 Route One, Princeton, New Jersey for a term ending on June 30, 2006;

B. Landlord and Tenant are desirous of extending the term of the Lease by four (4) years and eight (8) months so that its expiration date is February 28, 2011;

C. Landlord and Tenant are desirous of having Tenant surrender pursuant to Section 2 hereof a 9,940 rentable square foot portion (the “Surrender Space”) of the Demised Premises, as shown on Schedule A, attached hereto and made a part hereof; and

D. The parties hereto desire to further modify the Lease in certain other respects.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto modify the Lease as follows:

1. DEFINED TERMS. Except as specifically provided otherwise in this First Amendment of Lease, all defined terms contained in this First Amendment of Lease shall, for the purposes hereof, have the same meaning ascribed to them in the Lease.

2. SURRENDER SPACE. (A) Tenant shall deliver the Surrender Space to Landlord by the Requested Surrender Date (hereinafter defined) in the same physical condition and state of repair that would apply to the Surrender Space if the Requested Surrender Date were the Expiration Date. Subject to the next sentence, the Requested Surrender Date shall be the date falling thirty (30) days after Landlord receives and gives Tenant either a temporary or permanent certificate of occupancy from the governmental authority having jurisdiction over the Building for the Demised Premises, exclusive of the Surrender Space. If any work, labor, materials or services are performed or furnished in all or any part of the Demised Premises that are not included in the Construction Plan, attached hereto as Schedule B and made a part hereof, or if Tenant requests materials or work that differs from the materials or work in the Demised Premises as of the date hereof, then, notwithstanding anything contained to the contrary in the immediately preceding sentence, the Requested Surrender Date shall be January 31, 2006. The earliest date on or after the Requested Surrender Date by when Tenant has delivered to Landlord the Surrender Space in the physical condition and state of repair as required hereunder is hereinafter called the “Actual Surrender Date”.

(B) If the Actual Surrender Date occurs after the Requested Surrender Date, then, commencing on the Requested Surrender Date, Tenant shall be deemed a tenant at sufferance unlawfully holding over in the Surrender Space and Tenant shall be liable to Landlord under Article 21 of the Lease as if the Requested

Surrender Date were the Expiration Date. As of the Actual Surrender Date, Exhibit A to the Lease shall be deemed to have excluded therefrom the Surrender Space shown on Schedule A to this First Amendment of Lease. Nothing contained in this Paragraph shall be deemed to constitute a release or discharge of Tenant with respect to any outstanding and unsatisfied obligation or liability, whether unbilled or calculated, accrued or incurred under the Lease, such as, but not limited to, Minimum Rent, Adjusted Minimum Rent, additional rent and other charges payable by Tenant, up to and including the Actual Surrender Date. If the Actual Surrender Date occurs on or before the Requested Surrender Date, then, Tenant shall not be required to pay Landlord an amount equal to the sum total of the four (4) monthly Adjusted Minimum Rent installments referenced in Section 4.(c) hereof.

3. TERM. Notwithstanding anything to the contrary contained in the Lease, the date set forth in the Lease for the expiration thereof is hereby modified so that the Expiration Date shall be February 28, 2011. The parties agree that the Initial Term referenced in Section 3.4 of the Lease commenced on June 28, 2001 and ends on June 30, 2006.

4. MINIMUM RENT. (A) The Lease is hereby amended to provide that the Minimum Rent, on an annual basis, shall be:

(i) Subject to Section 4.(C) hereof, TWO HUNDRED THIRTY EIGHT THOUSAND NINETY ONE AND 00/100 DOLLARS ($238,091.00) for the period beginning on November 1, 2005 and ending on February 28, 2008, payable in advance on the first day of each calendar month in equal monthly installments of NINETEEN THOUSAND EIGHT HUNDRED FORTY AND 92/100 DOLLARS ($19,840.92); and

(ii) TWO HUNDRED FORTY NINE THOUSAND ONE HUNDRED SIXTY FIVE AND 00/100 DOLLARS ($249,165.00) for the period beginning on March 1, 2008 and ending on the new Expiration Date of February 28, 2011, payable in advance on the first day of each calendar month in equal monthly installments of TWENTY THOUSAND SEVEN HUNDRED SIXTY THREE AND 75/100 DOLLARS ($20,763.75).

(B) On the date hereof, Tenant shall give Landlord a fully and accurately completed W-9 Federal tax form that has been properly executed by a duly authorized corporate officer of Tenant.

(C) Provided, prior to November 1, 2005, Tenant has not breached any material term of the Lease (after receipt of any required written notice and beyond the expiration of any applicable grace period), then, Landlord agrees that the monthly installment of Adjusted Minimum Rent due on November 1, 2005 for November, 2005 shall be waived. Provided, prior to December 1, 2005, Tenant has not breached any material term of the Lease (after receipt of any required written notice and beyond the expiration of any applicable grace period), then, Landlord agrees that the monthly installment of Adjusted Minimum Rent due on December 1, 2005 for December, 2005 shall be waived. Provided, prior to January 1, 2006, Tenant has not breached any material term of the Lease (after receipt of any required written notice and beyond the expiration of any applicable grace period), then, Landlord agrees that the monthly installment of Adjusted Minimum Rent due on January 1, 2006 for January, 2006 shall be waived. Provided, prior to February 1, 2006, Tenant has not breached any material term of the Lease (after receipt of any required written notice and beyond the expiration of any applicable grace period), then, Landlord agrees that the monthly installment of Adjusted Minimum Rent due on February 1, 2006 for February, 2006 shall be waived.

5. REDUCED SIZE OF DEMISED PREMISES. (A) Section 1.1(g) of the Lease shall be amended as of the date hereof to provide that beginning on November 1, 2005, and at all times thereafter, the Demised Premises shall be deemed to contain 11,074 rentable square feet. Section 1.1(h) of the Lease shall be amended as of the date hereof to provide that beginning on November 1, 2005, and at all times thereafter, Tenant’s Occupancy Percentage, for purposes of computing Tenant’s Share of Taxes and Tenant’s Share of Operating Costs arising solely from and related only to Taxes and Operating Costs accruing after, not before, November 1, 2005, shall be deemed to be 17.4%.

(B) Notwithstanding anything contained to the the contrary in Section 5.(A) hereof, the terms of Section 2.(B) hereof and Article 21 of the Lease shall prevail, govern and control if the Actual Surrender Date occurs after the Requested Surrender Date.

6. ESCALATIONS. For purposes of computing the additional rent accruing on and after November 1, 2005 that is due Landlord under Section 6.1(a) of the Lease, as of November 1, 2005, (A) Section 1.1(i) of the Lease shall be deleted and replaced with the following new Section 1.1(i):

Base Taxes: The amount determined by multiplying (a) the real estate tax rate in effect on the date of this First Amendment of Lease and (b) the assessed valuation of the Real Estate for the calendar year ending December 31, 2006, as such assessed valuation is or may be ultimately determined by final administrative or judicial proceeding, or by abatement by an appropriate taxing authority.

; and (B) Section 1.1(j) of the Lease shall be deleted and replaced with the following new Section 1.1(j): “First Operating Year and First Tax Year: Year ending December 31, 2006”. For purposes of computing the additional rent accruing on and after November 1, 2005 that is due Landlord under Section 6.2(a) of the Lease, as of November 1, 2005, Section 1.1(j) of the Lease shall be deleted and replaced with the new Section 1.1(j) recited in Section 6.(B) hereof.

7. BROKERAGE. (A) Tenant hereby represents and warrants that it has retained in writing The Staubach Company to act on Tenant’s behalf in connection with this First Amendment of Lease. Tenant also represents that it has had no dealings or communications with any real estate broker or agent in connection with this First Amendment of Lease, except The Staubach Company and the Gale Real Estate Advisors Company, L.L.C. (the “Brokers”). Tenant agrees to defend indemnify and hold Landlord, its affiliates and/or subsidiaries and the partners, directors, officers of Landlord and its affiliates and/or subsidiaries harmless from and against any and all costs, expenses or liability (including reasonable attorney’s fees, court costs and disbursements) for any commission or other compensation claimed by any broker or agent, excluding the Brokers, in connection with this First Amendment of Lease.

(B) Landlord covenants, represents and warrants that Landlord has had no dealing or communications with any broker or agent in connection with the consummation of this First Amendment of Lease, except the Brokers. Landlord shall remit to the Brokers a real estate brokerage commission in connection with this First Amendment of Lease if, as and when earned, due and payable pursuant to the terms of a separate written agreement between Landlord and each of the Brokers. If: (i) Landlord defaults under its separate written agreement with either or both Brokers regarding this First Amendment of Lease and the aggrieved Broker(s) make(s) a claim for commission against Tenant or (ii) Landlord has in fact dealt or communicated with a broker or agent, other than the Brokers, in connection with this First Amendment of Lease, and a claim for commission is made against Tenant by such other broker or agent with whom Landlord has dealt, then, in either case, Landlord shall pay, defend, indemnify and hold harmless Tenant, its partners, directors, officers and their affiliates and/or subsidiaries from and against any and all costs, expenses, including reasonable attorney’s fees (prior to settlement, at trial or on appeal), court costs and disbursements, or liability for any commission or other compensation sought out of any such claim.

8. CORPORATE AUTHORITY. Tenant represents that the undersigned officer of the Tenant corporation has been duly authorized on behalf of the Tenant corporation to enter into this First Amendment of Lease in accordance with the terms, covenants and conditions set forth herein, and, upon Landlord’s request, Tenant shall deliver an appropriate certification by the corporate secretary of the Tenant corporation to the foregoing effect.

9. LEASE RATIFICATION. Except as expressly amended by this First Amendment of Lease, the Lease, and all terms, covenants and conditions thereof, shall remain in full force and effect and is hereby in all respects ratified and confirmed.

10. NO ORAL CHANGES. This First Amendment of Lease may not be changed orally, but only by a writing signed by both Landlord and Tenant.

11. NO DEFAULT. Tenant confirms that (i) Landlord has complied with all of its obligations contained in the Lease and (ii) no event has occurred and no condition exists which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord under the Lease.

12. NON-BINDING DRAFT. The mailing or delivery of this document by Landlord or its agent to Tenant, its agent or attorney shall not be deemed an offer by the Landlord on the terms set forth in such document or draft, and such document or draft may be withdrawn or modified by Landlord or its agent at any time and for any reason. The purpose of this section is to place Tenant on notice that this document or draft shall not be effective, nor shall Tenant have any rights with respect hereto, unless and until Landlord shall execute and accept this document. No representations or promises shall be binding on the parties hereto except those representations and promises contained in a fully executed copy of this document or in some future writing signed by Landlord and Tenant.

13. RENEWAL OPTION. Tenant shall have a single option to renew the Lease for only one (1) term of five (5) years in accordance with and subject to Article 51 of the Lease, except that: (i) the Renewal Term shall commence on March 1, 2011 and expire on the last day of February in 2016; (ii) solely for purposes of Article 51, and for no other purpose whatsoever, the “Initial Term” shall be the four (4) year and eight (8) month period beginning July 1, 2006 and ending February 28, 2011; (iii) the Minimum Rent during the Renewal Term shall be the greater of: (1) the Market Rent (defined in Section 51.4(b) of the Lease) or (2) the Adjusted Minimum Rent as of February 28, 2011, (iv) the First Tax Year and First Operating Year during the Renewal Term shall be either: (1) 2011 if the Minimum Rent during the Renewal Term is Market Rent or (2) 2006 if the Minimum Rent during the Renewal term is the Adjusted Minimum Rent as of February 28, 2011; and (v) Tenant’s Renewal Notice (defined in Section 51.2(a) of the Lease) shall be null and void and without legal force or binding effect unless received by Landlord no later than May 31, 2010 (time being of the essence) but no sooner than December 31, 2009 (time being of the essence).

14. EXPANSION OPTION. As of the date hereof, Tenant shall have a right of first offer, in accordance with and subject to Article 52 of the Lease, except that: (i) the Option Space shall mean space on the first (1st) floor of the Building that is contiguous to the Demised Premises and (ii) the phrase “; provided, however that… with Section 52.1 hereof.” on lines 21 through 28 of Section 52.2 of the Lease is hereby rendered null and void and without legal force or binding effect.

15. NOTICES. On and after the date hereof, all notices to Landlord from Tenant shall be invalid (at Landlord’s option) unless, and shall be valid (at Landlord’s option) only if, in writing, sent postage prepaid via certified mail, return receipt requested and addressed to Landlord as follows:

Bellemead Development Corporation

c/o The Gale Management Company, L.L.C.

Park Avenue at Morris County

100 Campus Drive, Suite 200

Florham Park, New Jersey 07932

Attention: Marc Leonard Ripp, Esq.

                  Counsel

16. PARKING. At all times after the Requested Surrender Date, Tenant’s License for Allotted Parking, referenced in Sections 1.1(q) and 10.2 of the Lease, shall be for forty four (44) cars.

17. PHYSICAL CONDITION. (A) Tenant acknowledges that, as of the date hereof, Tenant is in occupancy of the Demised Premises and hereby accepts the Demised Premises in their “as is” physical condition and state of repair as of November 1, 2005. In this regard, Landlord shall have no obligation to do any work, perform any services or grant any construction allowances, except as otherwise provided in Section 17.(B) hereof.

(B) Subject to the terms of this Section 17. (B), if, within ten (10) business days (time being of the essence) after Tenant receives from Landlord plans and specifications prepared by Landlord for certain renovation work in the Demised Premises (“Renovation Work”) to be performed by The Gale Construction Company, L.L.C. (“Gale”), Landlord receives from Tenant in writing Tenant’s written approval of such plans and specifications, then, Landlord shall give Tenant, upon Gale’s completion of the Renovation Work (the “Payment Date”), the Construction Credit (hereinafter defined) to be applied only against Gale’s invoice to Tenant for the Renovation Work. Tenant agrees that said invoice from Gale may include: (a) Gale’s standard mark-ups for profit, overhead and general conditions and/or (b) a fee established by Landlord for any supervisory, administrative and/or coordination services that Landlord may (but shall not be obligated to) perform in connection with the Renovation Work. Landlord and Tenant shall reasonably cooperate with each other in promptly reviewing all plans and specifications. The plans and specifications shall be prepared by

Landlord at Tenant’s expense, but subject to the Construction Credit. The Construction Credit shall equal $102,965.00. Landlord’s obligation to grant the Construction Credit to Tenant on the Payment Date shall be strictly conditioned upon and subject to each of the following:

(i)	Tenant shall not have breached (after receipt of any required written notice and beyond the expiration of any applicable grace period) any material term of the Lease on or before the Payment Date; and

(ii)	Gale must perform the Renovation Work.

(C) Subject to the Construction Credit, the cost charged by Gale to perform any work shall be borne entirely by Tenant, shall be payable by Tenant to Landlord as additional rent upon Landlord’s demand. Subject to Section 17.(D) hereof, if the amount due to Gale for work performed is less than the Construction Credit, then, Tenant shall be deemed to have automatically forfeited said entire difference.

(D) If, by the date falling two (2) years after the date hereof, all or any portion of the Construction Credit remains unexpended, then, subject to the balance of this Section 17.(D), Tenant shall receive a credit equal to of the lesser of: (a) that part of the Construction Credit remaining unexpended as of the date falling two (2) years after the date hereof, or (b) $55,370.00, which amount represents the product of $5.00 and 11,074. The credit, if any, due Tenant under the immediately preceding sentence shall be applicable only against Minimum Rent attributable to, and due within, the period beginning on the date falling two (2) years and one (1) day after the date hereof and ending on the date falling three (3) years after the date hereof. Tenant agrees and understands that if it is entitled to a credit computed in accordance with Section 17.(D)(b) hereof, Tenant shall be deemed to have automatically forfeited the difference between (1) the unexpended portion of the Construction Credit and (2) $55,370.00. Tenant shall be entitled to a credit under this Section 17.(D) only if, and shall be entitled to no credit whatsoever unless, (i) Landlord receives from Tenant, no earlier than the date falling two (2) years and one (1) day after the date hereof, but no later than the date falling three (3) years after the date hereof (time being of the essence), a written notice specifically referencing this Section 17.(D) and (ii) no breach of a material term under the Lease has occurred (after receipt of any required written notice and beyond the expiration of any applicable grace period) before the date falling two (2) years and (1) day after the date hereof.

18. AUTOMATIC RENT DEBITS. As of the date hereof, the following Article 54 shall be deemed added to and made a part of the Lease:

54. AUTOMATIC RENT DEBITS

54.1 Automatic Rent Debits. Tenant agrees that all Minimum Rent, Adjusted Minimum Rent, and additional rent (collectively “Rent”) due under the Lease shall be paid by automatic debits pursuant to and in accordance with the terms of this Article.

54.2 Transfer Account. On the date hereof, Tenant shall deliver to Landlord either a check marked “VOID” or a savings account withdrawal slip, to indicate (i) the account from which Tenant desires its payments of Rent to be electronically transferred (the “Account”) and (ii) the ABA routing number of the financial institution at which the Account is located. Tenant may not change or terminate the Account without prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld, delayed or conditioned. Within ten (10) days after Landlord’s written demand, Tenant, at its expense, shall establish a replacement Account with any financial institution that Landlord identifies in writing to Tenant. Tenant, at its expense, shall, within ten (10) days after Landlord’s written demand, complete, execute, acknowledge and deliver all documents, and otherwise undertake at Tenant’s expense all other measures, as Landlord may request to carry out the provisions of this Article.

54.3 Charge Authorization. Tenant authorizes Landlord and its bank (“Agent”) to debit the Account monthly in an amount equal to the total Rent required of Tenant under the Lease on the date such payment is due. Tenant acknowledges and agrees that, subject to this Section and Section 54.4 hereof, for the entire Lease term, including all renewals and extensions, Landlord or Agent will debit monthly payments of Rent from the Account. Tenant acknowledges and agrees that the debits to the Account made or attempted to be made by Landlord or Agent in no way lessen or alter Tenant’s obligations under the Lease, including, without limitation, those provisions regarding the amount of Rent, the amount of all adjustments to Rent, when payments are due, the application of payments and the assessment of late payment charges and interest on delinquent rental payments. Tenant shall at all times be solely responsible for all fees, charges and expenses in any way related to (i) opening, maintaining and/or closing the Account or (ii) any transfers in or from the Account. Tenant shall at all times maintain sufficient funds in the Account to cover the amount of each monthly debit to be made by Landlord or Agent under this Article. The failure to so maintain such funds shall constitute a material monetary default by Tenant under the Lease. Tenant agrees that a copy of this Article may be delivered by Landlord to any financial institution for the purpose of confirming to that financial institution that Landlord, or its Agent, is authorized to debit the Account monthly in accordance with and subject to the terms of this Article.

54.4 Termination. Upon no less than ten (10) days prior written notice to Tenant, Landlord may, at any time and from time to time, discontinue the automatic monthly debiting of the Account and require Tenant to pay all Rent by check or electronic funds transfer to the address and in the manner required by Landlord. If Landlord opts to discontinue the automatic debiting of the Account, Landlord may thereafter, upon no less than ten (10) day’s prior written demand to Tenant, reinstitute the automatic debiting of the Account in the same manner and subject to the same terms and conditions as are provided in this Article.

19. USA PATRIOT ACT. Tenant represents, warrants and covenants, to the best of its information, knowledge and belief, that neither Tenant nor any of its officers, directors or members (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control,

Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)(“Order”) and all applicable provisions of Title III of the USA PATRIOT ACT (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including, without limitation, the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraqi Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-201, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

20. SECURITY DEPOSIT. (A) Notwithstanding anything contained to the contrary in Sections 8.1(b), 8.2 and 8.3 of the Lease, but subject to the terms of Section 20.(B) hereof, Tenant shall give Landlord by no later than ten (10) business days after the date hereof (time being of the essence) a new Letter of Credit by and drawn on a bank or trust company reasonably acceptable to Landlord for its account in the amount of $122,650.98. This Letter of Credit due from Tenant on the date hereof shall be an “evergreen” letter of credit which, subject to Section 20.(B) hereof, shall remain effective during the entire term of this Lease, as it may be renewed or extended from time to time, so that the Letter of Credit may be drawn down through and including April 30, 2011, the date falling two (2) months after the new Expiration Date of February 28, 2011. Provided Tenant strictly and timely complies with this Section 20.(A) and has not breached any material term of the Lease (after receipt of any required written notice and beyond the expiration of any applicable grace period), Landlord shall return to Tenant after the date hereof: (i)the existing $122,650.98 letter of credit that was due from Tenant to Landlord on December 19, 2000 pursuant to Section 8.1(a) of the Lease and (ii) the $10,000.00 cash portion of the Security referenced in Section 8.1(a)(i) of the Lease.

(B) Provided: (i) Tenant has not breached any material term of the Lease (after receipt of any required written notice and beyond the expiration of any applicable grace period) on or before December 14, 2006, (ii) Landlord receives from Tenant a written demand notice referring to this Section 20.(B) no earlier than December 15, 2006, but no later than December 31, 2006, (iii) Landlord receives from Tenant, simultaneously with the written demand notice referenced in subsection (ii) hereof, a revised Letter of Credit in the sum of $41,527.50 containing the “evergreen” feature as described in Section 20.(A) hereof and (iv) Landlord has not presented the $122,650.98 Letter of Credit due on the date hereof referenced in Section 20.(A) hereof, drawn thereon and applied or retained all or any part of the proceeds thereof, then, Landlord shall return to Tenant the $122,650.98 Letter of Credit that was due on the date hereof. If Landlord so returns to Tenant the $122,650.98 Letter of Credit and Landlord at any time presents the $41,527.50 Letter of Credit, draws thereon (only after Tenant breaches a material term of the Lease and fails to cure such breach after receipt of any required written notice and beyond the expiration of any applicable grace period) and applies or retains all or any part of the proceeds thereof, then, Tenant shall forthwith deliver to Landlord a Letter of Credit in the sum of $41,527.50 that Landlord may hold for the entire term (as same may be renewed or extended) and present for payment, draw thereon and apply or retain the proceeds thereof. Notwithstanding anything contained to the contrary in the immediately preceding sentence, none of Landlord’s rights or remedies at law, in equity or under the Lease, including, but not limited to Section 34.3 of the Lease, shall be diminished, abrogated, waived, or restricted.

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment of Lease to be executed on the day and year first written above.

Signed and delivered

ATTESTED BY:	LANDLORD:

BELLEMEAD DEVELOPMENT CORPORATION

/s/ Joanne F. Meisler	By:	/s/ Adrian P. Slootmaker
Joanne F. Meisler, Esq. Corporate Secretary		Adrian Slootmaker Senior Vice President

APPLY CORPORATE SEAL HERE

WITNESSED BY:	AGENT FOR LANDLORD:

THE GALE MANAGEMENT COMPANY, L.L.C.

/s/ Marc Leonard Ripp	By:	/s/ Mark Yeager
Marc Leonard Ripp, Esq.		Mark Yeager
President

WITNESSED BY:	TENANT:

ORCHID CELLMARK INC.

/s/ Vera Telesh	By:	/s/ Raymond J. Land
Name: Vera Telesh		Name: Raymond J. Land
(please print)		(please print)
Title CFO
(please print)

SCHEDULE A

Floor Plan of 9,960 Rentable Square Foot

Surrender Space

SCHEDULE B

Construction Plan